Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--May 12, 2010--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on May 11, 2010 a quarterly cash dividend of $.12 per share payable on June 15, 2010 to shareholders of record on May 28, 2010.

Martin J. Geitz, President and CEO of the SBT Bancorp and Simsbury Bank, said, “The directors of SBT Bancorp are pleased to announce our quarterly dividend. We are pleased with the company’s performance and will continue to focus on increasing shareholder value in 2010 and beyond.”

SBT Bancorp Inc.’s wholly owned subsidiary, Simsbury Bank & Trust Company, is an independent, locally-controlled, customer-friendly commercial bank for businesses and consumers. The Bank has approximately $280 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. SBT Bancorp, Inc. is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Mr. Anthony F. Bisceglio, 860-408-5493
CFO
860-408-4679 (fax)
abisceglio@simsburybank.com